FOR IMMEDIATE RELEASE	Exhibit 2

June 27, 2003

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Organizational Changes and Reassignment of Officers

Nissin Co., Ltd. (“the Company”) hereby informs you of the organizational and personnel changes below to be implemented as of July 1, 2003, pursuant to the resolution adopted by the Board of Directors at its meeting held on June 27, 2003.

1.	Organizational Changes

The Eastern Japan Sales Department, the Western Japan Sales Department and the Sales Support Department in the Sales & Marketing Control Division shall be merged and the department name shall be changed to the Sales Department to cope with the rapidly changing business environment.

2.	Reassignment of Officers

	Director & General Manager	Hiroshi Akuta	Currently Director & General
	Credit Screening Dept. and		Manager
	Director,		Credit Screening Dept.
Eastern Japan Investigation
Dept. and Western Japan
Investigation Dept.

	Director & Deputy General	Hidenobu Sasaki	Currently Director & General
	Manager		Manager
	Sales & Marketing Control		Osaka Branch Office and
	Division and General		Western Japan Sales Dept.
Manager
Osaka Branch Office

Organizational Chart